8-25-04
News for Immediate Release
Contact Jan Barth-Huff, Marketing Officer
Blackhawk State Bank 815.623.2782

            Adkins Joins Blackhawk State Bank's Real Estate Division

R. Richard Bastian III, President & CEO of Blackhawk State Bank announced today that David K. Adkins has joined Blackhawk as Senior Vice President, Real Estate
Lending.   He will be responsible for overseeing the bank's mortgage department, initiating a dedicated residential construction lending function and expanding relationships with builders and developers in the Rock River Valley.

In making the announcement, Bastian stated," Dave Adkins is well known throughout Boone County for his record of building solid, long-term banking relationships. He embodies the skills we look for in our leaders and has a strong network of associates that will spur Blackhawk's real estate lending to new levels of achievement."

Adkins' reputation for expanding market share positions Blackhawk as a leading mortgage and residential construction loan source for clients in rapidly growing Belvidere, IL and surrounding Boone County communities. With the acquisition of First Bank last year, Boone County has become an important market for Blackhawk.

"We've added a proven leader who believes that exceptional customer service fosters long-term loyalty. His professional values are right in line with Blackhawk's core values", Bastian noted.

Adkins graduated from Illinois Wesleyan University in Bloomington, IL with a degree in Business Administration. In 21 years of banking, Adkins developed a highly successful team approach to loan production coupled with successful marketing techniques. He has an extensive background in client relations, sales training, communication and motivation.

Adkins is highly involved in the Belvidere community. He is currently a member and has held offices in the Cosmopolitan Club, Chairs the Finance Counsel of St. James Catholic Church, serves on the Education Commission for St. James School, Chairs the Finance Sub-Committee and is Treasurer of the Belvidere School District's Referendum Committee. He is also a Board Member of the Boone County 911 Telephone System and volunteers as Head Coach for the Belvidere Bandits Wrestling Club. Dave has served on a number of fund-raising committees including the YMCA and the Keen Age Center.

Blackhawk Bancorp, Inc., with total assets of approximately $416,000,000, is the parent company of Blackhawk State Bank, which operates eleven office locations in south central Wisconsin and north central Illinois. The stock of Blackhawk Bancorp, Inc. is publicly traded on the Over the Counter Market under the symbol BKHB.

Blackhawk State Bank is a wholly owned subsidiary or Blackhawk Bancorp, Inc. with assets of approximately $425 million. The bank has offices in Beloit, WI, and Rockford, Belvidere, Roscoe, Machesney Park, Capron, Rochelle and Oregon, IL. Blackhawk's stock is publicly traded on the Over the Counter When used in this communication, the words "believe", "expect", "anticipate", "plan", "estimate", "may", "will" or similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.